Exhibit 3.1
THE COMPANIES LAW
EXEMPTED COMPANY LIMITED BY SHARES
THIRD AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION
OF
RDA MICROELECTRONICS, INC.
(Adopted by a special resolution passed on February 25, 2010)
1.	The name of the Company is RDA Microelectronics, Inc.

2.	The Registered Office of the Company shall be at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY 1-1111, Cayman Islands.

3.	Subject to the following provisions of this Memorandum, the objects for which the Company is established are unrestricted.

4.	Subject to the following provisions of this Memorandum, the Company shall have and be capable of exercising all the functions of a natural person of full capacity irrespective of any question of corporate benefit, as provided by Section 27(2) of The Companies Law.

5.	Nothing in this Memorandum shall permit the Company to carry on a business for which a license is required under the laws of the Cayman Islands unless duly licensed.

6.	The Company shall not trade in the Cayman Islands with any person, firm or corporation except in furtherance of the business of the Company carried on outside the Cayman Islands; provided that nothing in this clause shall be construed as to prevent the Company effecting and concluding contracts in the Cayman Islands, and exercising in the Cayman Islands all of its powers necessary for the carrying on of its business outside the Cayman Islands.

7.	The liability of each Member is limited to the amount from time to time unpaid on such Member’s shares.

8.	Shares in the Company shall be issued in the currency of the United States of America.

9.	The share capital of the Company is US$4,700,000 divided into 470,000,000 shares of par value $0.01 each, comprising (i) 261,500,000 ordinary shares of a par value of US$0.01 each (“Ordinary Shares”) and (ii) 208,500,000 preferred shares of par value US$0.01 each, of which 142,500,000 are designated as Series A Preferred Shares of a par value of US$0.01 each (the “Series A Shares”), 35,000,000 are designated as Series B Preferred Shares of a par value of US$0.01 each (the “Series B Shares”) and 31,000,000 are designated as Series C Shares of a par value of US$0.01 each (the “Series C Shares”).

10.	The Company may exercise the power contained in the Companies Law to deregister in the Cayman Islands and be registered by way of continuation in another jurisdiction.

THIRD AMENDED AND RESTATED ARTICLES OF
ASSOCIATION
OF
RDA MICROELECTRONICS, INC.
(Adopted by a special resolution passed on February 25, 2010)

TABLE OF CONTENTS

INTERPRETATION
1. Definitions	4

SHARES
2. Power to Issue Shares	8
3. Redemption, Purchase and Acquisition of Shares	8
4. Rights Attaching to Shares	9
5. Calls on Shares	25
6. Joint and Several Liability to Pay Calls	25
7. Forfeiture of Shares	25
8. Share Certificates	26
9. Fractional Shares	27

REGISTRATION OF SHARES
10. Register of Members	27
11. Registered Holder Absolute Owner	27
12. Transfer of Registered Shares	28
13. Transmission of Registered Shares	29

ALTERATION OF SHARE CAPITAL
14. Power to Alter Capital	30
15. Variation of Rights Attaching to Shares	30

DIVIDENDS AND CAPITALISATION
16. Dividends	31
17. Power to Set Aside Profits	31
18. Method of Payment	32
19. Capitalisation	32

MEETINGS AND CONSENTS OF MEMBERS
20. Annual General Meetings	32
21. Extraordinary General Meetings	32
22. Requisitioned General Meetings	33
23. Notice	33
24. Giving Notice	33
25. Postponement of General Meeting	34
26. Participating in Meetings by Telephone or Other Electronic Means	34
27. Quorum at General Meetings	34
28. Chairman to Preside	34
29. Voting on Resolutions and Power to Demand a Vote on a Poll	35
30. Voting by Joint Holders of Shares	35
31. Instrument of Proxy	35
32. Representation of Corporate Member	36
33. Adjournment of General Meeting	36
34. Written Resolutions	36
35. Directors Attendance at General Meetings	37

DIRECTORS AND OFFICERS
36. Election of Directors	37
37. Number of Directors	37
38. Term of Office of Directors	38
39. Alternate Directors	38
40. Removal and Resignation of Directors	39
41. Vacancy in the Office of Director	39
42. Remuneration of Directors	39
43. Defect in Appointment of Director	39
44. Directors to Manage Business	39
45. Powers of the Board of Directors	40
46. Committees of Directors	41
47. Register of Directors and Officers	41
48. Officers	41
49. Appointment of Officers	42
50. Duties of Officers	42
51. Remuneration of Officers	42
52. Term of Office and Removal of Officers	42
53. Conflicts of Interest	42
54. Indemnification and Exculpation of Directors and Officers	43

MEETINGS OF THE BOARD OF DIRECTORS
55. Board Meetings	43
56. Notice of Board Meetings	43
57. Participation in Meetings by Telephone or Other Electronic Means	44
58. Quorum at Board Meetings	44
59. Board to Continue in the Event of Vacancy	44
60. Sole Director	44
61. Chairman to Preside	44
62. Written Resolutions	45
63. Validity of Prior Acts of the Board	45

CORPORATE RECORDS
64. Minutes	45
65. Register of Mortgages and Charges	45
66. Form and Use of Seal	46

ACCOUNTS
67. Books of Account	46
68. Financial Year End	47

AUDITS
69. Appointment of Auditors	47
70. Remuneration of Auditors	47
71. Duties of Auditor	47
72. Access to Records	48

VOLUNTARY WINDING-UP AND DISSOLUTION
73. Winding-Up	48

CHANGES TO CONSTITUTION
74. Changes to Articles	49
75. Changes to Memorandum of Association	49
76. Discontinuance	49

Table A
The regulations in Table A in the First Schedule to the Law (as defined below) do not apply to the Company.
INTERPRETATION
1.	Definitions

1.1	In these Articles, the following words and expressions shall, where not inconsistent with the context, have the following meanings, respectively:

Additional Ordinary Shares	has the meaning ascribed to it in Article 4.3(f)(1)(iv);

Alternate Director	an alternate director appointed in accordance with these Articles;

Articles	these Articles of Association as altered from time to time;

Auditor	includes an individual or partnership;

Board	the board of directors appointed or elected pursuant to these Articles and acting at a meeting of directors at which there is a quorum or by written resolution in accordance with these Articles;

Company	the company for which these Articles are approved and confirmed;

Convertible Securities	has the meaning ascribed to it in Article 4.3(f)(1)(iii);

Deemed Liquidation Event	has the meaning ascribed to it in Article 4.3(b);

Director	a director, including a sole director, for the time being of the Company and shall include an Alternate Director;

Law	the Companies Law of the Cayman Islands and every modification, reenactment revision thereof for the time being in force;

Member	the person registered in the Register of Members as the holder of share in the Company and, when two or more persons are so registered as joint holder of shares, means the person whose name stands first in the Register of Members as one of such joint holders or all of such persons, as the context so requires;

Memorandum	the Memorandum of Association of the Company as

originally registered or as from time to time amended;

month	calendar month;

notice	written notice as further provided in these Articles unless otherwise specifically stated;

Officer	any person appointed by the Board to hold an office in the Company;

Options	has the meaning ascribed to it in Article 4.3(f)(1)(i);

ordinary resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a simple majority of the votes cast, or a written resolution passed by the unanimous consent of all Members entitled to vote;

Ordinary Shares	the ordinary shares of par value of US$0.01 each in the capital of the Company;

Original Issue Date	has the meaning ascribed to it in Article 4.3(f)(1)(ii);

paid-up	paid-up or credited as paid-up;

person	an individual, a company, a corporation, a trust, the estate of a deceased individual, a partnership or an unincorporated association of persons;

Preference Amount	has the meaning ascribed to it in Article 4.3(b);

Preferred Shares	collectively, the Series A Shares, Series B Shares and Series C Shares;

Qualified Public Offering	has the meaning ascribed to it in Article 4.3(d);

RDA Shanghai	RDA Microelectronics (Shanghai) Co., Ltd.;

Redemption Date	has the meaning ascribed to it in Article 4.3(i)(2);

Redemption Price	has the meaning ascribed to it in Article 4.3(i)(1);

Redemption Start Date	has the meaning ascribed to it in Article 4.3(i)(1);

Register of Directors and Officers	the register of directors and officers referred to in these Articles;

Register of Members	the register of Members referred to in these Articles;

Registered Office	the registered office for the time being of the Company;

resolution of Directors	(a) a resolution approved at a duly constituted meeting of directors or of a committee of directors of the Company by the affirmative vote of a simple majority of the directors present who voted and did not abstain; or

(b) a resolution consented to in writing by all of the directors or of all the Members of the committee, as the case may be, provided that for this paragraph (b) only, “Director” shall not include an alternate;

Seal	the common seal or any official or duplicate seal of the Company;

Secretary	the person appointed to perform any or all of the duties of secretary of the Company and includes any deputy or assistant secretary and any person appointed by the Board to perform any of the duties of the Secretary;

Series A Conversion Price	the price on which the Series A Shares are convertible into Ordinary Shares of the Company, which initially is the Series A Issue Price, subject to adjustment pursuant to these Articles;

Series A Issue Price	US$0.1100000 per share;

Series A Shares	Series A preferred shares of par value of US$0.01 each in the capital of the Company having the rights set forth in the Memorandum and these Articles;

Series B Conversion Price	the price on which the Series B Shares are convertible into Ordinary Shares of the Company, which initially is the Series B Issue Price, subject to adjustment pursuant to these Articles;

Series B Issue Price	US$0.1637738 per share;

Series B Shares	Series B preferred shares of par value of US$0.01 each in the capital of the Company having the rights set forth in the Memorandum and these Articles;

Series C Conversion Price	the price on which the Series C Shares are convertible into Ordinary Shares of the Company, which initially is the Series C Issue Price, subject to adjustment pursuant to these Articles;

Series C Issue Price	US$0.3332383 per share;

Series C Shares	Series C preferred shares of par value of US$0.01 each in the capital of the Company having the rights set forth in the Memorandum and these Articles;

Share	includes a fraction of a share;

Shareholders Agreement	the Second Amended and Restated Shareholders Agreement dated February 25, 2010 by and among the Company, its subsidiaries, holders of the Series C Shares, and certain holders of the Ordinary Shares;

special resolution	a resolution passed at a general meeting (or, if so specified, a meeting of Members holding a class of shares) of the Company by a majority of not less than two thirds of the vote cast, as provided in the Law, or a written resolution passed by unanimous consent of all Members entitled to vote;

Subscription Agreement	the Share Subscription Agreement dated as of January 12, 2007 by and among RDA Microelectronics (BVI) Inc., certain purchasers of Series C Shares, RDA Shanghai and certain holders of Ordinary Shares;

year	calendar year.
1.2	In these Articles, where not inconsistent with the context:
(a)	words denoting the plural number include the singular number and vice versa;

(b)	words denoting the masculine gender include the feminine and neuter genders;

(c)	words importing persons include companies, associations or bodies of persons whether corporate or not;

(d)	the words:
(1)	“may” shall be construed as permissive; and

(2)	“shall” shall be construed as imperative;
(e)	a reference to statutory provision shall be deemed to include any amendment or re-enactment thereof; and

(f)	unless otherwise provided herein, words or expressions defined in the Law shall bear the same meaning in these Articles.

1.3	In these Articles expressions referring to writing or its cognates shall, unless the contrary intention appears, include facsimile, printing, lithography, photography, electronic mail and other modes of representing words in visible form.

1.4	Headings used in these Articles are for convenience only and are not to be used or relied upon in the construction hereof.
SHARES
2.	Power to Issue Shares

2.1	Subject to these Articles, to any resolution of the Members or any agreement to the contrary, and without prejudice to any special rights previously conferred on the holders of any existing shares or class of shares, the Board shall have the power to issue any unissued shares of the Company on such terms and conditions as it may determine and any shares or class of shares (including the issue or grant of options, warrants and other rights, renounceable or otherwise in respect of shares) may be issued with such preferred, deferred or other special rights or such restrictions, whether in regard to dividend, voting, return of capital, or otherwise as the Company may by resolution of the Members prescribe, provided that no share shall be issued at a discount except in accordance with the Law.

2.2	Shares in the Company may be issued for such amount of consideration as the Directors may from time to time by resolution of Directors determine, except that in the case of shares with par value, the amount shall not be less than the par value, and in the absence of fraud the decision of the Directors as to the value of the consideration received by the Company in respect of the issue is conclusive unless a question of law is involved. The consideration in respect of the shares constitutes capital to the extent of the par value and the excess constitutes share premium.

2.3	A share issued by the Company upon conversion of, or in exchange for, another share or other security in the Company, shall be treated for all purposes as having been issued for money equal to the consideration received or deemed to have been received by the Company in respect of the other share or security.

2.4	No notice of a trust, whether expressed, implied or constructive, shall be entered in the share register.

3.	Redemption, Purchase and Acquisition of Shares

3.1	Subject to the Law, the Company is authorised to issue shares which are to be redeemed or are liable to be redeemed at the option of the Company or a Member.

3.2	The Company is hereby authorised to make payments in respect of the redemption of its shares out of capital or out of any other account or fund which can be authorised for this purpose in accordance with the Law.

3.3	The redemption price of a redeemable share, or the method of calculation thereof, shall be fixed by the Directors at or before the time of issue.

3.4	Every share certificate representing a redeemable share shall indicate that the share is redeemable.

3.5	The redemption price may be paid in any manner authorised by these Articles for the payment of dividends.

3.6	A delay in payment of the redemption price shall not affect the redemption but, in the case of a delay of more than thirty days, interest shall be paid for the period from the due date until actual payment at a rate which the Directors, after due enquiry, estimate to be representative of the rates being offered by Class A banks in the Cayman Islands for thirty day deposits in the same currency.

3.7	The Directors may exercise as they think fit the powers conferred on the Company by Section 37(5) of the Law (payment out of capital) but only if and to the extent that the redemption could not otherwise be made (or not without making a fresh issue of shares for this purpose).

3.8	Subject as aforesaid, the Directors may determine, as they think fit all questions that may arise concerning the manner in which the redemption of the shares shall or may be effected.

3.9	No share may be redeemed unless it is fully paid-up.

3.10	A redeemed share shall cease to confer on the relevant Member any right or privilege, without prejudice to the right to receive the redemption price, which price shall become payable as soon as it can with due dispatch be calculated, but subject to the surrender of the relevant share certificate for cancellation (and reissue in respect of any balance).

4.	Rights Attaching to Shares

4.1	Subject to Article 2.1, the Memorandum of Association and any resolution of the Members to the contrary and without prejudice to any special rights conferred thereby on the holders of any other shares or class of shares, the share capital of the Company shall be divided into shares of one or more classes.

4.2	Notwithstanding any other contrary provisions in the Memorandum or these Articles, the Ordinary Shares shall have attached thereto the following rights, preferences, privileges and restrictions:
(a)	be entitled to one vote per share;

(b)	be subject to redemption, purchase or acquisition by the Company for fair value to the extent permitted by law;

(c)	be entitled to such dividends as the Board may from time to time declare;

(d)	in the event of a winding-up or dissolution of the Company, whether voluntary or involuntary or for the purpose of a reorganization or otherwise or upon any distribution of capital, be entitled to the surplus assets of the Company, however, such entitlement shall be junior and subordinate to the rights of the Preferred Shares; and

(e)	generally be entitled to enjoy all of the rights attaching to shares.

4.3	Notwithstanding any other contrary provisions in the Memorandum or these Articles, the Preferred Shares, as applicable, shall have attached thereto the following rights, preferences, privileges and restrictions:
(a)	Dividends. The holders of the Preferred Shares shall be entitled to receive out of any funds legally available therefor, cumulative dividends at the non-compounded rate of eight percent (8%) per annum on the Series A Issue Price, Series B Issue Price or Series C Issue Price, as applicable, which shall be payable as to any amount at the relevant time unpaid upon the earliest to occur of (i) redemption of the associated Preferred Shares, or (ii) a liquidation, dissolution or winding up of the Company. In the event of a redemption or liquidation, dissolution or winding up of the Company, the payment shall be made in cash. No dividend, whether in cash, in property or in shares of the capital of the Company, shall be paid on any other class or series of shares of the Company unless and until a dividend in like amount is first paid in full on the Preferred Shares (on an as-converted basis). Holders of the Preferred Shares shall also be entitled to receive any non-cash dividends declared by the Board on an as-converted basis.

(b)	Liquidation Preference. In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary, or any Deemed Liquidation Event (as defined below), the holders of the Preferred Shares shall be entitled to receive, prior to any distribution to the holders of the Ordinary Shares or any other class or series of shares, an amount per Preferred Share equal to 100% of the Series C Issue Price, Series B Issue Price or Series A Issue Price (as adjusted for share dividends, splits, combinations, recapitalizations or similar events) plus all accrued or declared but unpaid dividends thereon, in order of preference, as applicable, first to the holders of Series C Shares, then to the holders of Series B Shares and then to the holders of Series A Shareholders (together, the “Preference Amount”). After the full liquidation Preference Amount on all outstanding Preferred Shares has been paid, any remaining funds or assets of the Company legally available for distribution to shareholders shall be distributed pro rata among the holders of the Ordinary Shares. If the Company has insufficient assets to permit payment of the Preference Amount in full to all holders of Preferred Shares, then the assets of the Company shall be distributed ratably first to the holders of Series C Shares, then to the holders of Series B Shares and then to the holders of Series A Shares in proportion to their relevant Preference Amount each such holder of Preferred Shares would otherwise be entitled to receive.

A liquidation, dissolution or winding up of the Company (a “Deemed Liquidation Event”) shall be deemed to be occasioned by, or to include, (i) the acquisition of the Company or any of its subsidiaries by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation) that results in the transfer of fifty percent (50%) or more of the outstanding voting power of the Company or the relevant subsidiary or subsidiaries; or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company or any of its subsidiaries, unless holders of at least seventy-five percent (75%) of the Preferred Shares elect otherwise. Upon such a Deemed Liquidation Event, the holders of Preferred Shares shall be paid in cash or in securities received from the acquiring company or companies, or in a combination thereof, at the closing of any such transaction, prior and in preference to any other payment or distribution of consideration to other shareholders of the Company, an amount equal to the relevant Preference Amounts with respect to such respective Preferred Shares then held which would be payable first to the holders of the Series C Shares, then the holders of Series B Shares and then the holders of Series A Shares in accordance with the preferences set forth in this Article 4.3(b) if all consideration received by the Company and its shareholders in connection with such event were being distributed in a liquidation of the Company. In the event the requirements of this Article 4.3(b) are not complied with, the Company shall forthwith either (i) cause such closing to be postponed until such time as the requirements of this Article 4.3(b) have been complied with, or (ii) cancel such transaction.

Notwithstanding any other provision of this Article 4.3(b), the Company may at any time, out of funds legally available therefor, repurchase Ordinary Shares of the Company issued to or held by employees, Officers or consultants of the Company or its subsidiaries upon termination of their employment or services, pursuant to any bona fide agreement providing for such right of repurchase, whether or not dividends on the Preferred Shares shall have been declared.

In the event the Company proposes to distribute assets other than cash in connection with any liquidation, dissolution or winding up of the Company, the value of the assets to be distributed to the holder of Preferred Shares and Ordinary Shares shall be determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board, which decision shall include the affirmative vote of at least one (1) Director appointed by holders of Series A Shares). Any securities not subject to investment letter or similar restrictions on free marketability shall be valued as follows:
(i)	If traded on a securities exchange, the value shall be deemed to be the average of the security’s closing prices on such exchange over the thirty (30) day period ending one (1) day prior to the distribution;

(ii)	If actively traded over-the-counter, the value shall be deemed to be the average of the closing bid prices over the thirty (30) day period ending three (3) days prior to the distribution; and

(iii)	If there is no active public market, the value shall be the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a deemed liquidation hereunder, by the Board).

The method of valuation of securities subject to restrictions on free marketability shall be adjusted to make an appropriate discount from the market value determined as above in clauses (i), (ii) or (iii) to reflect the fair market value thereof as determined in good faith by the liquidator (or, in the case of any proposed distribution in connection with a transaction which is a Deemed Liquidation Event hereunder, by the Board, which decision shall include the affirmative vote of at least one (1) Director appointed by holders of Series A Shares). The holders of at least a majority of the outstanding Preferred Shares shall have the right to challenge any determination by the liquidator or the Board, as the case may be, of fair market value pursuant to this Article 4.3(b), in which case the determination of fair market value shall be made by an independent appraiser selected jointly by the liquidator or the Board, as the case may be, and the challenging parties, the cost of such appraisal to be borne by the Company.

(c)	Conversion Rights. Unless converted earlier pursuant to Article 4.3(d) below, each holder of Preferred Shares shall have the right, at such holder’s sole discretion, to convert all or any portion of the Preferred Shares into Ordinary Shares at any time. The conversion rate shall be determined by dividing the Series A Issue Price by the Series A Conversion Price, the Series B Issue Price by the Series B Conversion Price and the Series C Issue Price by the Series C Conversion Price, as applicable, provided that the initial Series A Conversion Price, Series B Conversion Price and Series C Conversion Price is subject to adjustment as provided herein.

The conversion price for each of the Preferred Shares, subject to adjustments from time to time in accordance with the provisions hereof, is referred hereinafter as the Conversion Price for such Preferred Share. The initial Series A Conversion Price for each of the Series A Shares shall be its Series A Issue Price, the initial Series B Conversion Price for each of the Series B Shares shall be its Series B Issue Price and the initial Series C Conversion Price for each of the Series C Shares shall be its Series C Issue Price.

(d)	Automatic Conversion. Each Preferred Share would automatically be converted into Ordinary Shares, at the then applicable Conversion Price for such Preferred Share, upon the closing of an underwritten public offering of the Ordinary Shares of the Company on the Hong Kong Stock Exchange or other internationally recognized stock exchange, with gross proceeds to the Company (before payment of underwriters’ discounts, commissions and offering expenses) in excess of US$50,000,000 and at a minimum fully-distributed market capitalization of US$200,000,000 (a “Qualified Public Offering”). In the event of the automatic conversion of the Preferred Shares upon a Qualified Public Offering as aforesaid, the person(s) entitled to receive the Ordinary Shares issuable upon such conversion of Preferred Shares shall not be deemed to have converted such Preferred Shares until immediately prior to the closing of such Qualified Public Offering.

(e)	Mechanics of Conversion.
(1)	No Fractional Shares. No fractional Ordinary Share shall be issued upon conversion of the Preferred Shares. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash equal to such fraction multiplied by the then effective Conversion Price for the Preferred Shares in question. Before any holder of Preferred Shares shall be entitled to convert the same into full Ordinary Shares and to receive certificates therefor, he shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or of any transfer agent for the Preferred Shares and shall give written notice to the Company at such office that he elects to convert the same. The Company shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Shares a certificate or certificates for the number of Ordinary Shares to which he shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional Ordinary Shares. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Shares to be converted, and the person or persons entitled to receive the Ordinary Shares issuable upon such conversion shall be treated for all purposes as the record holder or holders of such Ordinary Shares on such date.

(2)	Reservation of Shares Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued Ordinary Shares solely for the purpose of effecting the conversion of the shares of the Preferred Shares such number of its Ordinary Shares as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Shares, and if at any time the number of authorized but unissued Ordinary shares shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Shares, in addition to such other remedies as shall be available to the holder of such Preferred Shares, the Company will take such corporate action as may, in the opinion of its legal counsel, be necessary to increase its authorized but unissued Ordinary Shares to such number of shares as shall be sufficient for such purposes.
(f)	Adjustments to Conversion Price.
(1)	Special Definitions. For purposes of this Article 4.3(f), the following definitions shall apply:
(i)	“Options” mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Ordinary Shares or Convertible Securities.

(ii)	“Original Issue Date” with respect to the Series A Shares shall mean the date on which the first Series A Share was issued, with respect to the Series B Shares shall mean the date on which the first Series B Share was issued and with respect to the Series C Shares shall mean the date on which the first Series C Share was issued.

(iii)	“Convertible Securities” shall mean any evidences of indebtedness, shares (other than the Preferred Shares and Ordinary Shares) or other securities directly or indirectly convertible into or exchangeable for Ordinary Shares.

(iv)	“Additional Ordinary Shares” shall mean all Ordinary Shares (including reissued shares) issued (or, pursuant to Article 4.3(f)(3), deemed to be issued) by the Company after the Original Issue Date, other than:
(A)	Ordinary Shares issued upon conversion of the Preferred Shares authorized herein;

(B)	up to 30,000,000 Ordinary Shares (including any of such shares which are repurchased) issued to Officers, Directors, employees and consultants of the Company pursuant to shares option or purchase plans approved by the Board;

(C)	as a dividend or distribution on Preferred Shares or any event for which adjustment is made pursuant to Article 4.3(f)(6) or 4.3(f)(7) hereof;

(D)	pursuant to a Qualified Public Offering;

(E)	upon the exercise or conversion of options or warrants outstanding as of the Original Issue Date;

(F)	Ordinary Shares or warrants or options to purchase Ordinary Shares issued in connection with bona fide acquisitions, mergers or similar transactions, the terms of which are approved by the Board, including all Directors nominated by the holders of the Series A Shares;

(G)	the Series A Shares issued pursuant to the Subscription Agreement dated March 3, 2004, the Series B Shares issued pursuant to the conversion of certain of the Company’s convertible notes and the Series C Shares issued pursuant to the Subscription Agreement dated January 12, 2007;

(H)	up to 20,000,000 Ordinary Shares issued and outstanding as of January 12, 2007 to Officers, Directors, employees, consultants or founders of the Company (or companies controlled by the foregoing), as unanimously approved by the Board;

(I)	up to 9,433,742 Ordinary Shares issued and outstanding as of January 12, 2007 to Officers, Directors, employees, consultants or founders of the Company (or companies controlled by the foregoing), unanimously approved by the Board; and

(J)	by way of dividend or other distributions on securities referred to in subsections (A) through (I) above.
(2)	No Adjustment to Conversion Price. No adjustment in the Conversion Price for any Preferred Shares shall be made in respect of the issuance of Additional Ordinary Shares unless the consideration per share for an Additional Ordinary Share issued or deemed to be issued by the Company is less than the Conversion Price of such Preferred Share in effect on the date of and immediately prior to such issuance.

(3)	Deemed Issuance of Additional Ordinary Shares. In the event the Company at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of securities entitled to receive any such Options or Convertible Securities, then the maximum number (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number that would result in an adjustment pursuant to clause (ii) below) of Ordinary Shares issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall be deemed to be Additional Ordinary Shares issued as of the time of such issuance or, in case such a record date shall have been fixed, as of the close of business on such record date, provided that Additional Ordinary Shares shall not be deemed to have been issued with respect to any Preferred Share unless the consideration per share (determined pursuant to Article 4.3(f)(5) hereof) of such Additional Ordinary Shares would be less than the Series A Conversion Price for such Series A Share, less than the Series B Conversion Price for such Series B Share or less than the Series C Conversion Price for such Series C Share, as applicable, in effect on the date of and immediately prior to such issuance, or such record date, as the case may be, and provided further that in any such case in which Additional Ordinary Shares are deemed to be issued:
(i)	no further adjustment to the Preferred Conversion Price for such Preferred Share shall be made upon the subsequent issuance of Convertible Securities or Ordinary Shares upon the exercise of such options or conversion or exchange of such Convertible Securities;

(ii)	if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, for any increase or decrease in the consideration payable to the Company, or increase or decrease in the number of Ordinary Shares issuable, upon the exercise, conversion or exchange thereof, the Conversion Price for such Preferred Share computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

(iii)	upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price for such Preferred Share computed upon the original issuance thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration be recomputed as if:
(A)	in the case of Convertible Securities or Options for Ordinary Shares, the only Additional Ordinary Shares issued were Ordinary Shares, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Company for the issuance of all such Options or Convertible Securities, whether or not exercised or converted, plus the consideration actually received by the Company upon such exercise, conversion or exchange, or for the issuance of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Company upon such conversion or exchange; and

(B)	in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issuance of such Options, and the consideration received by the Company for the Additional Ordinary Shares deemed to have been then issued was the consideration actually received by the Company for the issuance of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Company upon the issuance of the Convertible Securities with respect to which such Options were actually exercised; provided that
(I)	no readjustment pursuant to clause (ii) or (iii)

above shall have the effect of increasing the Conversion Price of any Preferred Share to an amount which exceeds the lower of (i) the Conversion Price of such Preferred Share on the original adjustment date, or (ii) the Conversion Price of such Preferred Share that would have resulted from any issuance of Additional Ordinary Shares between the original adjustment date and such readjustment date; and

(II)	in the case of any Options which expire by their terms not more than 30 days after the date of issuance thereof, no adjustment of the Conversion Price of any Preferred Share shall be made until the expiration or exercise of all such Options, whereupon such adjustment shall be made in the manner provided in clause (iii) above.
(4)	In the event that the Company shall issue any Additional Ordinary Shares (including those deemed to be issued pursuant to Article 4.3(f)(3)) at a subscription price per Ordinary Share (on an as-converted basis) less than the Conversion Price for any Preferred Share (as adjusted from time to time) in effect on the date of and immediately prior to such issuance, the Conversion Price for such Preferred Share shall be reduced, concurrently with such issuance, to a price (calculated to the nearest cent) determined as set forth below. The mathematical formula for determining the adjusted Conversion Price for each of the Series A Shares, Series B Shares and Series C Shares is as follows and is subject to the more detailed textual description set forth thereafter:
AP = OP * (OS + (NP/OP))/(OS + NS)
WHERE:
AP = adjusted Conversion Price.
OP = old Conversion Price.
OS = the number of outstanding Ordinary Shares immediately before the Additional Ordinary Shares are issued or sold.
NP = the total consideration received for the issuance or sale of Additional Ordinary Shares.
NS = the number of Additional Ordinary Shares issued or sold.

The newly adjusted Conversion Price for each of the Series A Shares, Series B Shares and Series C Shares shall be the amount equal to the price determined by multiplying the old Conversion Price for such Preferred Shares, by a fraction
(i)	the numerator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of Ordinary Shares which the aggregate consideration received by the Company for the total number of Additional Ordinary Shares would purchase at the old Conversion Price; and

(ii)	the denominator of which shall be the number of Ordinary Shares outstanding immediately prior to such issuance plus the number of such Additional Ordinary Shares so issued; provided that for the purposes of this Article 4.3(f)(4), all Ordinary Shares issuable upon conversion of outstanding Preferred Shares shall be deemed to be outstanding, but no other Ordinary Shares issuable upon exercise of convertible securities shall be deemed to be outstanding.
(5)	Determination of Consideration. For purposes of this Article 4.3(f), the consideration received by the Company for the issuance of any Additional Ordinary Shares shall be computed as follows:
(i)	Cash and Property. Except as provided in clause (ii) below, such consideration shall:
(A)	insofar as it consists of cash, be computed at the aggregate amount of cash received by the Company excluding amounts paid or payable for accrued interest for accrued dividends;

(B)	insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Board; provided, however, that no value shall be attributed to any services performed by any employee, officer or Directors of the Company; and

(C)	in the event Additional Ordinary Shares are issued together with other shares or securities or other assets of the Company for consideration which covers both, be the proportion of such consideration so received with respect to such Additional Ordinary Shares, computed as provided in clauses (A) and (B) above, as determined in good faith by the Board.
(ii)	Options and Convertible Securities. The consideration per share received by the Company for Additional

Ordinary Shares deemed to have been issued pursuant to Article 4.3(f)(3), relating to Options and Convertible Securities, shall be determined by dividing
(A)	the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

(B)	the maximum number of Ordinary Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion exchange of such Convertible Securities.
(6)	Adjustments for Share Dividends, Subdivisions, Combinations or Consolidations of Ordinary Shares. In the event the outstanding Ordinary Shares shall be subdivided (by share dividend, share split, or otherwise), into a greater number of Ordinary Shares, the Conversion Prices for each Preferred Share then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding Ordinary Shares shall be combined or consolidated, by reclassification or otherwise, into a lesser number of Ordinary Shares, the Conversion Price for each Preferred Share then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

(7)	Adjustments for Other Distributions. In the event the Company at any time or from time to time makes, or files a record date for the determination of holders of Ordinary Shares entitled to receive any distribution payable in securities or assets of the Company other than Ordinary Shares, then and in each such event provision shall be made so that the holders of Preferred Shares shall receive upon conversion thereof, in addition to the number of Ordinary Shares receivable thereupon, the amount of securities or assets of the Company which they would have received had their Preferred Shares been converted into Ordinary Shares on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities or assets receivable by them as aforesaid during such period, subject to all other adjustment called for during such period under this Article 4.3(f) with respect to the rights of the holders of the Preferred Shares.

(8)	Adjustments for Reclassification, Exchange and Substitution. If the Ordinary Shares issuable upon conversion of the Preferred Shares shall be changed into the same or a different number of shares of any other class or classes of shares, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), then and in each such event the holder of each share of Preferred Shares shall have the right thereafter to convert such share into the kind and amount of shares and other securities and property receivable upon such reorganization or reclassification or other change by holders of the number of Ordinary Shares that would have been subject to receipt by the holders upon conversion of the Preferred Shares immediately before that change, all subject to further adjustment as provided herein.

(9)	No Impairment. The Company will not, by the amendment of its Memorandum and Articles or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Company but will at all times in good faith assist in the carrying out of all the provisions of Article 4.3(f) and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Shares against impairment.

(10)	Certificate as to Adjustments. Upon the occurrence of each adjustment or readjustment of the Conversion Price pursuant to Article 4.3(f), the Company at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Preferred Shares a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Company shall, upon the written request at any time of any holder of Preferred Shares, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price for each Preferred Share at the time in effect, and (iii) the number of Ordinary Shares and the amount, if any, of other property which at the time would be received upon the conversion of Preferred Shares.

(11)	Miscellaneous.
(i)	All calculations under this Article 4.3(f) shall be made to the nearest one hundredth (1/100) of a cent or to the nearest one hundredth (1/100) of a share, as the case may be.

(ii)	The holders of at least a majority of the outstanding Preferred Shares shall have the right to challenge any determination by the Board of fair value pursuant to this Article 4.3(f), in which case such determination of fair value shall be made by an independent appraiser selected jointly by the Board and the challenging parties, the cost of such appraisal to be borne equally by the Company and the challenging holders of Preferred Shares.

(iii)	No adjustment in Conversion Price need be made if such adjustment would result in a change in such Conversion Price of less than US$0.01. Any adjustment of less than US$0.01 which is not made shall be carried forward and shall be made at the time of and together with any subsequent adjustment which, on a cumulative basis, amounts to an adjustment of US$0.01 or more in Conversion Price.
(g)	Voting Rights. Each Preferred Share shall carry a number of votes equal to the number of Ordinary Shares then issuable upon its conversion into Ordinary Shares at the record date for determination of the shareholders entitled to vote on such matters, or, if no such record date is established, at the date such vote is taken or any written consent of shareholders is solicited. The Preferred Shares shall generally vote together with the Ordinary Shares and not as a separate class, except as provided in paragraph (h) below or as expressly provided in this Memorandum and in the Articles.

(h)	Protective Provisions. In addition to such other limitations as may be provided herein or in the Articles of the Company, the following acts of the Company and where applicable its subsidiaries shall require the prior written approval of the holder(s) of at least a majority of the outstanding Preferred Shares.
(1)	any amendment or change of the rights, preferences, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Shares (provided, in addition, that to the extent that any such amendment or change adversely and disproportionately affects the rights and privileges of the then outstanding Series C Shares in relation to the rights and privileges of the other series of then outstanding Preferred Shares (excluding, for the avoidance of doubt, any amendment or change in relation to the creation or issuance of an additional series of shares of the Company), the prior written consent of the holder(s) of a majority of the then outstanding Series C Shares is required);

(2)	any action to authorize, create or issue shares of any class or series of the Company having preferences superior to or on a parity with the

Preferred Shares;

(3)	any new issuance of any equity, equity related, or debt securities of the Company, excluding any issuance excluded from the definition of Additional Ordinary Shares;

(4)	any action to reclassify any outstanding shares into shares having preferences or priority as to dividends or assets senior to or on a parity with the preference of the Preferred Shares;

(5)	any repurchase or redemption of any equity securities of the Company other than pursuant to (i) the redemption right of the holders of Preferred Shares as provided herein or in the Articles, or (ii) contractual rights to repurchase Ordinary Shares from the employees, directors or consultants of the Company upon termination of their employment or services or pursuant to a contractual right of first refusal held by the Company, or (iii) the repurchase of shares by the Company pursuant to the Shareholders Agreement;

(6)	any amendment of the Memorandum and Articles of Association, By-laws, charter or other constitutional documents;

(7)	any acquisition, merger, consolidation, or joint venture, or any formation of a subsidiary of an affiliate;

(8)	the sale, lease, transfer or other disposition of all or substantially all of the Company’s or any of its subsidiaries’ assets, which transaction exceeds US$200,000, unless such transaction is approved by the Board, including all directors nominated by the holders of the Series A Shares;

(9)	the liquidation, dissolution, winding up, recapitalization, reorganization, or putting into bankruptcy of the Company or any of its subsidiaries;

(10)	the declaration or payment of a dividend or other distribution on Ordinary Shares;

(11)	any incurrence of debt or financial obligation in excess of US$500,000 in the aggregate, unless such is incurred pursuant to the then current business plan, approved by the Board, including all directors nominated by the holders of the Series A Shares;

(12)	any purchase or lease of any real estate properties exceeding US$100,000;

(13)	any purchase of equity securities of, any securities convertible into equity securities of, or any debt securities of, any other person, company or entity;

(14)	any change in the number of directors of the Company;

(15)	any transaction in excess of US$50,000, involving the Company or any of its subsidiaries on one side and any of the Company’s or its subsidiaries’ employees, officers, directors or shareholders on the other side, unless approved by the Board, including all directors nominated by the holders of the Series A Shares;

(16)	approvals or any amendments to the Company’s or its subsidiaries’ annual business plan or budget;

(17)	the appointment and removal or change of terms of employment (including compensation) of any senior executive, namely, the Chief Executive Officer, the Chief Financial Officer, the Chief Operating Officer, the Chief Technology Officer, the Vice-President of Sales and Marketing and the Vice-President of Engineering (or any individual acting in any such capacity), unless approved by the Board, including all directors nominated by the holders of the Series A Shares;

(18)	the extension or guarantee by the Company or its subsidiaries of any debt or financial obligation in excess of US$200,000, unless approved by the Board, including all directors nominated by the holders of the Series A Shares;

(19)	any items of capital expenditure in excess of US$500,000 unless such expenditure is incurred pursuant to the then current business plan or budget, unless approved by the Board, including all directors nominated by the holders of the Series A Shares;

(20)	change of auditors or any material change in the accounting methods or policies; or

(21)	change in the principal business activities of the Company or its subsidiaries.
(i)	Redemption Rights.
(1)	In the event of gross misrepresentation or fraud on the part of the Founder (as defined in the Subscription Agreement) or the Company (the occurrence of such event the “Redemption Start Date”), and subject to the Law, at the option of the holders of a majority of the outstanding Preferred Shares, the Company shall redeem all, but not less than all, of the outstanding Preferred Shares out of funds legally available therefor including capital, at a redemption price for each Preferred Share equal to the issue price for such Preferred Share plus all accrued but unpaid dividends thereon up to the date of redemption, proportionally adjusted for share subdivisions, share dividends; reorganizations, reclassifications, consolidations or mergers (the “Redemption Price”).

(2)	A notice of redemption by such holders of a majority of Preferred Shares shall be given by hand or by mail to the registered office of the Company at any time on or after the Redemption Start Date stating the date on which the Preferred Shares are to be redeemed (the “Redemption Date”), provided, however, that the Redemption Date shall be no earlier than 30 days after such notice of redemption is given. Upon receipt of any such request, the Company shall promptly give written notice of the redemption request to each non-requesting holder of record of Preferred Shares stating the existence of such request, the Redemption Price, the Redemption Date and the mechanics of redemption. If on the Redemption Date, the number of Preferred Shares that may then be legally redeemed by the Company is less than the number of all Preferred Shares to be redeemed, then (i) the number of Preferred Shares then redeemed shall be based ratably on all Preferred Shares to be redeemed, and (ii) the remaining Preferred Shares to be redeemed shall be carried forward and redeemed as soon as the Company has legally available funds to do so.

(3)	Before any holder of Preferred Shares shall be entitled for redemption under the provisions of this Article 4.3(i), such holder shall surrender his or her certificate or certificates representing such Preferred Shares to be redeemed to the Company in the manner and at the place designated by the Company for that purpose, and thereupon the Redemption Price shall be payable to the order of the person whose name appears on such certificate or certificates as the owner of such shares and each such certificate shall be cancelled. In the event less than all the shares represented by any such certificate are redeemed, a new certificate shall be promptly issued representing the unredeemed shares. Unless there has been a default in payment of the applicable Redemption Price, upon cancellation of the certificate representing such Preferred Shares to be redeemed, all dividends on such Preferred Shares designated for redemption on the Redemption Date shall cease to accrue and all rights of the holders thereof, except the right to receive the Redemption Price thereof (including all accrued and unpaid dividend up to the Redemption Date), without interest, shall cease and terminate and such Preferred Shares shall cease to be issued shares of the Company.

(4)	If the Company fails (for whatever reason) to redeem any Preferred Shares on its due date for redemption then, as from such date until the date on which the same are redeemed the Company shall not declare or pay any dividend, redeem any other shares nor otherwise make any distribution of or otherwise decrease its profits available for distribution.

(5)	To the extent permitted by law, the Company shall procure that the profits of each subsidiary of the Company for the time being available for distribution shall be paid to it by way of dividend if and to the extent that, but for such payment, the Company would not itself otherwise have sufficient profits available for distribution to make any redemption of Preferred Shares required to be made pursuant to this Article 4.3(i).

(6)	If the number of Preferred Shares redeemed by the Company is less than the number of Preferred Shares requested to be redeemed, the Company shall redeem such number of Preferred Shares to the maximum extent permitted by applicable law, on a pro rata basis among the requesting shareholders. The unpaid balance shall, at the option of the redeeming shareholders, be paid in (i) the form of a promissory note bearing interest at twelve percent (12%) per annum, or (ii) in Ordinary Shares, based upon the then current fair-market value of the Ordinary Shares as determined in good faith by the Board, including all directors nominated by the holders of the Series A Shares. If the redeeming shareholders dispute the value determined by the Board for the Ordinary Shares, a valuation shall be made by an appraiser of recognized standing selected by the redeeming shareholders and the Company or, if they cannot agree on an appraiser, the redeeming shareholders and the Company shall each select an appraiser of recognized standing and the two appraisers shall designate a third appraiser of recognized standing, whose appraisal shall be determinative of such value. The cost of such appraisal shall be borne by the Company.
5.	Calls on Shares

5.1	The Board may make such calls as it thinks fit upon the Members in respect of any monies (whether in respect of nominal value or premium) unpaid on the shares allotted to or held by such Members and, if a call is not paid on or before the day appointed for payment thereof, the Member may at the discretion of the Board be liable to pay the Company interest on the amount of such call at such rate as the Board may determine, from the date when such call was payable up to the actual date of payment. The Board may differentiate between the holders as to the amount of calls to be paid and the times of payment of such calls.

5.2	The Company may accept from any Member the whole or a part of the amount remaining unpaid on any shares held by him, although no part of that amount has been called up.

5.3	The Company may make arrangements on the issue of shares for a difference between the Members in the amounts and times of payments of calls on their shares.

6.	Joint and Several Liability to Pay Calls

The joint holders of a share shall be jointly and severally liable to pay all calls in respect thereof.

7.	Forfeiture of Shares

7.1	Shares in the Company shall be issued for money, services rendered, personal property, an estate in real property, a promissory note or other binding obligation to contribute money or property or any combination of the foregoing as shall be determined by a resolution of Directors. Where the consideration for the issue of shares is a promissory note or other written binding obligation to contribute money or property and the Member to whom the shares have been issued fails to make payment or contribute as aforesaid then the following provisions shall apply:
(a)	the Board may, at any time thereafter during such time that the call remains unpaid, direct a Director to forward such Member a notice in writing in the form, or as near thereto as circumstances admit, of the following:
Notice of Liability to Forfeiture for Non-Payment of Call
• (the “Company”)
You have failed to pay the call of [amount of call] made on the [ ] day of [ ], 200[ ], in respect of the [number] share(s) [number in figures] standing in your name in the Register of Members Of the Company, on the [ ] day of [ ], 200[ ], the day appointed for payment of such call. You are hereby notified that unless you pay such call together with interest thereon at the rate of [ ] per annum computed from the said [ ] day of [ ], 200[ ] at the registered office of the Company the share(s) will be liable to be forfeited.
Dated this [ ] day of [ ], 200[ ]
[Signature of Secretary] By Order of the Board
(b)	the written notice shall name a further date, not earlier than the expiration of fourteen (14) days from the date of service of the notice, on or before which the payment required by the notice is to be made and shall contain a statement that in the event of non-payment at or before the time named in the notice the shares, or any of them, in respect of which payment is not made, will be liable to be forfeited;

(c)	where a notice complying with the foregoing provisions has been issued and served, and the requirements thereof have not been complied with, the Directors may, at any time before tender of payment, by resolution of Directors, forfeit and cancel the shares to which the notice relates; and

(d)	upon such cancellation the Company shall be under no obligation to refund any moneys to that Member and that Member shall be under no further obligation to the Company.
7.2	The Board may accept the surrender of any shares which it is in a position to forfeit on such terms and conditions as may be agreed. Subject to those terms and conditions, a surrendered share shall be treated as if it had been forfeited.

8.	Share Certificates

8.1	The Company shall not be required to issue certificates in respect of its shares to a Member unless a certificate is requested by the Member. A certificate shall be signed by a Director or officer of the Company under the Seal of the Company specifying the share or shares held by him and the signature of the Director or officer and the Seal may be a facsimile.

8.2	Any Member receiving a share certificate for registered shares shall indemnify and hold the Company and its Directors and Officers harmless from any loss or liability which it or they may incur by reason of wrongful or fraudulent use or representation made by any person by virtue of the possession thereof. If a share certificate for registered shares is worn out or lost it may be renewed on production of the worn out certificate or on satisfactory proof of its loss together with such indemnity as may be required by a resolution of Directors.

8.3	If several persons are registered as joint holders of any shares, any one of such persons may give an effectual receipt for any dividend payable in respect of such shares.

8.4	Share certificates may not be issued in bearer form.

9.	Fractional Shares

The Company may issue its shares in fractional denominations and deal with such fractions to the same extent as its whole shares and shares in fractional denominations shall have in proportion to the respective fractions represented thereby all of the rights of whole shares of the same class or series of shares, including (but without limiting the generality of the foregoing) the right to vote, to receive dividends and distributions and to participate in a winding-up.
REGISTRATION OF SHARES
10.	Register of Members

The Board shall cause to be kept in one or more books a Register of Members which may be kept outside the Cayman Islands at such place as the Directors shall appoint and shall enter therein the following particulars:-
(a)	the name and address of each Member, the number, and (where appropriate) the class of shares held by such Member and the amount paid or agreed to be considered as paid on such shares;

(b)	the date on which each person was entered in the Register of Members; and

(c)	the date on which any person ceased to be a Member.
11.	Registered Holder Absolute Owner

11.1	The Company shall be entitled to treat the registered holder of any share as the absolute owner thereof and accordingly shall not be bound to recognise any equitable claim or other claim to, or interest in, such share on the part of any other person.

11.2	No person shall be entitled to recognition by the Company as holding any share upon any trust and the Company shall not be bound by, or be compelled in any way to recognise, (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any other right in respect of any share except an absolute right to the entirety of the share in the holder. If, notwithstanding this Article, notice of any trust is at the holder’s request entered in the Register or on a share certificate in respect of a share, then, except as aforesaid:
(a)	such notice shall be deemed to be solely for the holder’s convenience;

(b)	the Company shall not be required in any way to recognise any beneficiary, or the beneficiary, of the trust as having an interest in the share or shares concerned;

(c)	the Company shall not be concerned with the trust in any way, as to the identity or powers of the trustees, the validity, purposes or terms of the trust, the question of whether anything done in relation to the shares may amount to a breach of trust or otherwise; and

(d)	the holder shall keep the Company fully indemnified against any liability or expense which may be incurred or suffered as a direct or indirect consequence of the Company entering notice of the trust in the Register or on a share certificate and continuing to recognise the holder as having an absolute right to the entirety of the share or shares concerned.
12.	Transfer of Registered Shares

12.1	An instrument of transfer shall be in writing in the form of the following, or as near thereto as circumstances admit, or in such other form as the Board may accept:
Transfer of a Share or Shares
• (the “Company”)
FOR VALUE RECEIVED                     [amount], I, [name of transferor] hereby sell,
assign and transfer unto [transferee] of [address], [number] of shares of the Company.

DATED this [ ] day of [ ], 200[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness
12.2	Such instrument of transfer shall be signed by the transferor and contain the name and address of the transferee, but in the absence of such written instrument of transfer, the Directors may accept such evidence of transfer of shares as they consider appropriate. The transferor shall be deemed to remain the holder of such share until the same has been transferred to the transferee in the Register of Members.

12.3	Subject to the prior approval of the Directors to the transfer, the Company must on the application of the transferor or transferee of a registered share in the Company enter in the share register the name and address of the transferee of the share save that the registration of transfers may be suspended and the share register closed at such times and for such periods as the Company may from time, to time by resolution of Directors determine provided always that such registration shall not be suspended and the share register closed for more than sixty days in any period of twelve months.

13.	Transmission of Registered Shares

13.1	In the case of the death of a Member, the survivor or survivors where the deceased Member was a joint holder, and the legal personal representatives of the deceased Member where the deceased Member was a sole holder, shall be the only persons recognised by the Company as having any title to the deceased Member’s interest in the shares. Nothing herein contained shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by such deceased Member with other persons. Subject to the provisions of Section 39 of the Law, for the purpose of this Article, legal personal representative means the executor or administrator of a deceased Member.

13.2	The executor or administrator of a deceased Member, the guardian of an incompetent Member or the trustee of a bankrupt Member shall be the only persons recognised by the Company as having any title to his share but they shall not be entitled to exercise any rights as a Member of the Company until they have proceeded as set forth in the next following two Articles.

13.3	Any person becoming entitled to a share in consequence of the death or bankruptcy of any Member may be registered as a Member upon such evidence as the Board may deem sufficient or may elect to nominate some person to be registered as a transferee of such share, and in such case the person becoming entitled shall execute in favour of such nominee an instrument of transfer in writing in the form, or as near thereto as circumstances admit, of the following:
Transfer by a Person Becoming Entitled on Death/Bankruptcy of a Member
• (the “Company”)
I/We, having become entitled in consequence of the [death/bankruptcy] of [name and address of deceased Member] to [number] share(s) standing in the Register of Members of the Company in the name of the said [name of deceased/bankrupt Member] instead of being registered myself/ourselves, elect to have [name of transferee] (the “Transferee”) registered as a transferee of such share(s) and I/we do hereby accordingly transfer the said share(s) to the Transferee to hold the same unto the Transferee, his or her executors, administrators and assigns, subject to the conditions on which the same were held at the time of the execution hereof; and the Transferee does hereby agree to take the said share(s) subject to the same conditions.

DATED this [ ] day of [ ], 200[ ]

Signed by:	In the presence of:

Transferor	Witness

Transferee	Witness
13.4	An application by any such person to be registered as a Member shall for all purposes be deemed to be a transfer of shares of the deceased, incompetent, or bankrupt Member and the directors shall treat it as such.

13.5	Any person who has become entitled to a share or shares in consequence of the death, incompetence or bankruptcy of any Member may, instead of being registered himself, request in writing that some person to be named by him be registered as the transferee of such share or shares and such request shall likewise be treated as if it were a transfer.

13.6	What amounts to incompetence on the part of a person is a matter to be determined by the court having regard to all the relevant evidence and the circumstances of the case.
ALTERATION OF SHARE CAPITAL
14.	Power to Alter Capital

14.1	Subject to the limitations in the Memorandum and Articles of Association, the Company may amend the Memorandum and Articles of Association to increase or reduce its authorised capital and in connection therewith the Company may in respect of any unissued shares increase or reduce the number of such shares, increase or reduce the par value of any such shares or effect any combination of the foregoing.

14.2	Subject to the Law and limitations in the Memorandum and Articles of Association, the Company may from time to time by ordinary resolution amend its Memorandum and Articles of Association to:
(a)	consolidate and divide all or any of its share capital into shares of larger amount than its existing shares;

(b)	subdivide its shares or any of them into shares of an amount smaller than that fixed by the Memorandum of Association; or

(c)	cancel shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and

(d)	diminish the amount of its share capital by the amount of the shares so cancelled or, in the case of shares without par value, diminish the number of shares into which its capital is divided.
14.3	For the avoidance of doubt it is declared that paragraph 14.2(a) and (b) above do not apply if at any time the shares of the Company have no par value.

14.4	Subject to the Law, the Company may from time to time by special resolution reduce its share capital in any way or, subject to Article 75, alter any conditions of its Memorandum of Association relating to share capital.

15.	Variation of Rights Attaching to Shares

Subject to Article 4.3 (h) hereof, if, at any time, the share capital is divided into different classes or series of Shares, the rights attached to any class or series (unless otherwise provided by the terms of issue of the shares of that class or series) may, whether or not the Company is being wound-up, be varied with the consent in writing of all the holders issued shares of that class or series or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class or series. The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.
DIVIDENDS AND CAPITALISATION
16.	Dividends

16.1	The Board may, subject to these Articles and any direction of the Company in general meeting, declare a dividend to be paid to the Members in proportion to the number of shares held by them, and such dividend may be paid in cash or wholly or partly by the distribution of specific assets (which may consist of the shares or securities of any other company).

16.2	Where the Directors determine that a dividend shall be paid wholly or partly by the distribution of specific assets, the Directors may settle all questions concerning such distribution. Without limiting the foregoing generality, the Directors may fix the value of such specific assets, determine that cash payments shall be made to some Members in lieu of specific assets and vest any such specific assets in trustees on such terms as the Directors think fit.

16.3	Dividends may be declared and paid out of profits of the Company, realised or unrealised, or from any reserve set aside from profits which the Directors determine is no longer needed, or not in the same amount. Dividends may also be declared and paid out of share premium account or any other fund or account which can be authorised for this purpose in accordance with the Law.

16.4	No unpaid dividend shall bear interest as against the Company.

16.5	The Company may pay dividends in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others.

16.6	The Board may declare and make such other distributions (in cash or in specie) to the Members as may be lawfully made out of the assets of the Company. No unpaid distribution shall bear interest as against the Company.

16.7	The Board may fix any date as the record date for determining the Members entitled to receive any dividend or other distribution, but, unless so fixed, the record date shall be the date of the Directors’ resolution declaring same.

17.	Power to Set Aside Profits

17.1	The Board may, before declaring a dividend, set aside out of the surplus or profits of the Company, such sum as it thinks proper as a reserve to be used to meet contingencies or for equalising dividends or for any other purpose. Pending application, such sums may be employed in the business of the Company or invested, and need not be kept separate from other assets of the Company. The

Directors may also, without placing the same to reserve, carry forward any profit which they decide not to distribute.

17.2	Subject to any direction from the Company in general meeting, the Directors may on behalf of the Company exercise all the powers and options conferred on the Company by the Law in regard to the Company’s share premium account.

18.	Method of Payment

18.1	Any dividend, interest, or other monies payable in cash in respect of the shares may be paid by cheque or draft sent through the post directed to the Member at such Member’s address in the Register of Members, or to such person and to such address as the holder may in writing direct.

18.2	In the case of joint holders of shares, any dividend, interest or other monies payable in cash in respect of shares may be paid by cheque or draft sent through the post directed to the address of the holder first named in the Register of Members, or to such person and to such address as the joint holders may in writing direct. If two or more persons are registered as joint holders of any shares any one can give an effectual receipt for any dividend paid in respect of such shares.

18.3	The Board may deduct from the dividends or distributions payable to any Member all monies due from such Member to the Company on account of calls or otherwise.

19.	Capitalisation

19.1	The Board may resolve to capitalise any sum for the time being standing to the credit of any of the Company’s share premium or other reserve accounts or to the credit of the profit and loss account or otherwise available for distribution by applying such sum in paying up unissued shares to be allotted as fully paid bonus shares pro rata to the Members.

19.2	The Board may resolve to capitalise any sum for the time being standing to the credit of a reserve account or sums otherwise available for dividend or distribution by applying such amounts in paying up in full partly paid or nil paid shares of those Members who would have been entitled to such sums if they were distributed by way of dividend or distribution.
MEETINGS AND CONSENTS OF MEMBERS
20.	Annual General Meetings

The Company may in each year hold a general meeting as its annual general meeting. The annual general meeting of the Company may be held at such time and in such manner and place within or outside the Cayman Islands as the Directors consider necessary or desirable.

21.	Extraordinary General Meetings

21.1	General meetings other than annual general meetings shall be called extraordinary general meetings.

21.2	The Directors may convene extraordinary general meeting of the Company whenever in their judgment such a meeting is necessary or desirable, in such manner and place within or outside the Cayman Islands as the Directors consider necessary or desirable.

22.	Requisitioned General Meetings

Upon the written request of Members holding ten percent (10%) or more of the outstanding voting shares in the Company the Directors shall convene a meeting of Members.

23.	Notice

23.1	The Directors shall give not less than seven days notice of meetings of Members to those persons whose names on the date the notice is given appear as Members in the share register of the Company.

23.2	A meeting of Members held in contravention of the requirement in Article 23.1 is valid if Members holding not less than ninety percent (90%) of the total number of shares entitled to vote on all matters to be considered at the meeting, or ninety percent (90%) of the votes of each class or series of shares where Members are entitled to vote thereon as a class or series together with not less than a ninety percent (90%) majority of the remaining votes, waived notice of the meeting and for this purpose presence at the meeting shall be deemed to constitute waiver, provided that any Member not present at the meeting shall be advised in writing as soon as possible after the meeting that a meeting of Members has taken place.

23.3	The inadvertent failure to give notice of a meeting to or the non-receipt of a notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

23.4	A Member may be represented at a meeting of Members by a proxy (who need not be a Member) who may speak and vote on behalf of the Member.

24.	Giving Notice

24.1	A notice may be given by the Company to any Member either by delivering it to such Member in person or by sending it to such Member’s address in the Register of Members or to such other address given for the purpose. For the purposes of this Article, a notice may be sent by letter mail, courier service, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form.

24.2	Any notice required to be given to a Member shall, with respect to any shares held jointly by two or more persons, be given to whichever of such persons is named first in the Register of Members and notice so given shall be sufficient notice to all the holders of such shares.

24.3	Any notice shall be deemed to have been served at the time when the same would be delivered in the ordinary course of transmission and, in proving such service, it shall be sufficient to prove that the notice was properly addressed and prepaid, if posted, and the time when it was posted, delivered to the courier or to the cable company or transmitted by telex, facsimile, electronic mail or other method as the case may be.

25.	Postponement of General Meeting

The Board may postpone any general meeting called in accordance with the provisions of these Articles provided that notice of postponement is given to each Member before the time for such meeting. Fresh notice of the date, time and place for the postponed meeting shall be given to each member in accordance with the provisions of these Articles.

26.	Participating in Meetings by Telephone or Other Electronic Means

Members may participate in any meeting by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

27.	Quorum at General Meetings

27.1	A meeting of Members is duly constituted if, at the commencement of the meeting, there are present in person or by proxy (i) not less than fifty percent (50%) of the votes of the shares or class or series of shares entitled to vote on resolutions of Members to be considered at the meeting and (ii) except in respect of a meeting of holders of Ordinary Shares held for the purpose of voting on matters affecting only the rights of the Ordinary Shares, holders of not less than a majority of the Preferred Shares.

27.2	If a quorum is present, notwithstanding the fact that such quorum may be represented by only one person then such person may resolve any matter and a certificate signed by such person accompanied where such person be a proxy by a copy of the proxy form shall constitute a valid resolution.

27.3	If within two hours from the time appointed for the meeting a quorum is not present, the meeting, if convened upon the requisition of Members, shall be dissolved; in any other case it shall stand adjourned to the next business day at the same time and place or to such other time and place as the Directors may determine, and if at the adjourned meeting there are present within one hour from the time appointed for the meeting in person or by proxy not less than one third of the votes of the shares or each class or series of shares entitled to vote on the resolutions to be considered by the meeting, those present shall constitute a quorum but otherwise the meeting shall be dissolved.

28.	Chairman to Preside

At every meeting of Members, the chairman of the Board shall preside as chairman of the meeting. If there is no chairman of the Board or if the chairman of the Board is not present at the meeting, the Members present shall choose some one of their number to be the chairman. If the Members are unable to choose a chairman for any reason, then the person representing the greatest number of voting shares present in person or by prescribed form of proxy at the meeting shall preside as chairman.

29.	Voting on Resolutions and Power to Demand a Vote on Poll

29.1	At any meeting of the Members the chairman shall be responsible for deciding in such manner as he shall consider appropriate whether any resolution has been carried or not and the result of his decision shall be announced to the meeting and recorded in the minutes thereof.

29.2	If the chairman shall have any doubt as to the outcome of any resolution put to the vote, he shall cause a poll to be taken of all votes cast upon such resolution, but if the chairman shall fail to take a poll then any Member present in person or by proxy who disputes the announcement by the chairman of the result of any vote may immediately following such announcement demand that a poll be taken and the chairman shall thereupon cause a poll to be taken. If a poll is taken at any meeting, the result thereof shall be duly recorded in the minutes of that meeting by the chairman.

29.3	Any person other than an individual shall be regarded as one Member and subject to Article 32.1 the right of any individual to speak for or represent such Member shall be determined by the law of the jurisdiction where, and by the documents by which, the person is constituted or derives its existence. In case of doubt, the Directors may in good faith seek legal advice from any qualified person and unless and until a court of competent jurisdiction shall otherwise rule, the Directors may rely and act upon such advice without incurring any liability to any Member.

30.	Voting by Joint Holders of Shares

30.1	If two or more persons hold shares jointly each of them may be present in person or by proxy at a meeting of Members and may speak as a Member;

30.2	If only one of the joint owners is present in person or by proxy he may vote on behalf of all joint owners; and

30.3	If two or more of the joint owners are present in person or by proxy they must vote as one.

31.	Instrument of Proxy

31.1	An instrument appointing a proxy shall be in writing or transmitted by electronic mail in substantially the following form or such other form as the chairman of the meeting shall accept:
Proxy
• (the “Company”)
I/We, [insert names here], being a Member of the Company with [number] shares, HEREBY APPOINT [name] of [address] or failing him, [name] of [address] to be my/our proxy to vote for me/us at the meeting of the Members held on the [ ] day of [ ], 200[ ] and at any adjournment thereof. (Any restrictions on voting to be inserted here.)

Signed this [ ] day of [ ], 200[ ]
Member(s)
31.2	The instrument of proxy shall be signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by the appointor or by the appointor’s attorney duly authorised in writing, or if the appointor is a corporation, either under its seal or signed or, in the case of a transmission by electronic mail, electronically signed in a manner acceptable to the chairman, by a duly authorised officer or attorney.

31.3	A member who is the holder of two or more shares may appoint more than one proxy to represent him and vote on his behalf.

31.4	The decision of the chairman of any general meeting as to the validity of any appointment of a proxy shall be final.

31.5	The instrument appointing a proxy shall be produced at the place appointed for the meeting before the time for holding the meeting at which the person named in such instrument proposes to vote.

32.	Representation of Corporate Member

32.1	Any person other than an individual which is a Member may, by resolution in writing (certified or signed by a duly authorised person) of its Directors or other governing body, authorise such person or persons as it thinks fit to act as its representative at any meeting of the Members and any person so authorised shall be entitled to exercise the same powers on behalf of the Member which such person represents as that Member could exercise if it were an individual Member, and that Member shall be deemed to be present in person at any such meeting attended by its authorised representative or representatives.

32.2	The chairman of any meeting at which a vote is cast by proxy or on behalf of any person other than an individual may call for a notarially certified copy of such proxy or authority which shall be produced within seven days of being so requested or the votes cast by such proxy or on behalf of such person shall be disregarded.

33.	Adjournment of General Meeting

The chairman of a general meeting may, with the consent of a majority in number of those present at any general meeting at which a quorum is present, and shall if so directed, adjourn the meeting. Unless the meeting is adjourned for more than 60 days fresh notice of the date, time and place for the resumption of the adjourned meeting shall be given to each Member entitled to attend and vote thereat, in accordance with the provisions of these Articles.

34.	Written Resolutions

34.1	Anything which may be done by resolution of the Company in general meeting or by resolution of a meeting of any class of the Members may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members who at the date of the resolution would be entitled to attend the meeting and vote on the resolution.

34.2	A resolution in writing may be signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Members, or all the Members of the relevant class thereof, in as many counterparts as may be necessary.

34.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Company in general meeting or by a meeting of the relevant class of Members, as the case may be, and any reference in any Article to a meeting at which a resolution is passed or to Members voting in favour of a resolution shall be construed accordingly.

34.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

34.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Member that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Member to sign and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

35.	Directors Attendance at General Meetings

The Directors of the Company shall be entitled to receive notice of, attend and be heard at any meeting of Members of the Company and at any separate meeting of the holders of any class or series of shares in the Company.
DIRECTORS AND OFFICERS
36.	Election of Directors

36.1	The Board shall be elected or appointed in writing in the first place by the subscribers to the Memorandum of Association or by a majority of them. There shall be no shareholding qualification for Directors unless prescribed by special resolution.

36.2	The Directors may from time to time appoint any person to be a Director, either to fill a casual vacancy or as an addition to the existing Directors, as they determine, up to the maximum number of Directors prescribed pursuant to Article 37.

36.3	The Company may from time to time by ordinary resolution appoint any person to be a Director.

36.4	A director may be an individual or a company.

37.	Number of Directors

The Board of the Company shall consist of five (5) voting directors: two executive directors (initially being Mr. Vincent Tai and Mr. Shuran Wei) and three directors nominated by holders of a majority of the Series A Shares (“Series A Directors”). A Chairman of the Board shall be elected and removed by a majority vote of the Directors, which chairman shall not have a casting vote.

38.	Term of Office of Directors

Each Director shall hold office for the term, if any, fixed by ordinary resolution or until his earlier death, resignation or removal.

39.	Alternate Directors

39.1	A Director may at any time appoint any person (including another Director) to be his Alternate Director and may at any time terminate such appointment. An appointment and a termination of appointment shall be by notice in writing signed by the Director and deposited at the Registered Office or delivered at a meeting of the Directors.

39.2	The appointment of an Alternate Director shall determine on the happening of any event which, if he were a Director, would cause him to vacate such office or if his appointor ceases for any reason to be a Director.

39.3	An Alternate Director shall be entitled to receive notices of meetings of the Directors and shall be entitled to attend and vote as a Director at any such meeting at which his appointor is not personally present and generally at such meeting to perform all the functions of his appointor as a Director; and for the purposes of the proceedings at such meeting these Articles shall apply as if he (instead of his appointor) were a Director, save that he may not himself appoint an Alternate Director or a proxy.

39.4	If an Alternate Director is himself a Director or attends a meeting of the Directors as the Alternate Director of more than one Director, his voting rights shall be cumulative.

39.5	Unless the Directors determine otherwise, an Alternate Director may also represent his appointor at meetings of any committee of the Directors on which his appointor serves; and the provisions of this Article shall apply equally to such committee meetings as to meetings of the Directors.

39.6	If so authorised by an express provision in his notice of appointment, an Alternate Director may join in a written resolution of the Directors adopted pursuant to these Articles and his signature of such resolution shall be as effective as the signature of his appointor.

39.7	Save as provided in these Articles an Alternate Director shall not, as such, have any power to act as a Director or to represent his appointor and shall not be deemed to be a Director for the purposes of these Articles.

39.8	A Director who is not present at a meeting of the Directors, and whose Alternate Director (if any) is not present at the meeting, may be represented at the meeting by a proxy duly appointed, in which event the presence and vote of the proxy shall be deemed to be that of the Director. All the provisions of these Articles regulating the appointment of proxies by Members shall apply equally to the appointment of proxies by Directors.

40.	Removal and Resignation of Directors

40.1	Subject to Article 37, a Director may be removed from office, with or without cause, by an ordinary resolution.

40.2	A Director may resign his office by giving written notice of his resignation to the Company and the resignation shall have effect from the date the notice is received by the Company or from such later date as may be specified in the notice.

41.	Vacancy in the Office of Director

The office of Director shall be vacated if the Director:
(a)	is removed from office pursuant to these Articles;

(b)	dies or becomes bankrupt, or makes any arrangement or composition with his creditors generally;

(c)	is or becomes of unsound mind or an order for his detention is made under the Mental Health Law of the Cayman Islands or any analogous law of a jurisdiction outside the Cayman Islands, or dies; or

(d)	resigns his office by notice in writing to the Company.
Subject to Article 37, a vacancy in the Board may be filled by an ordinary resolution or by a resolution of the remaining Director or Directors.

42.	Remuneration of Directors

With the prior or subsequent approval by an ordinary resolution, the Directors may, by a resolution of Directors, fix the emoluments of Directors with respect to services to be rendered in any capacity to the Company.

43.	Defect in Appointment of Director

All acts done in good faith by the Board or by a committee of the Board or by any person acting as a Director shall, notwithstanding that it be afterwards discovered that there was some defect in the appointment of any Director or person acting as aforesaid, or that they or any of them were disqualified, be as valid as if every such person had been duly appointed and was qualified to be a Director.

44.	Directors to Manage Business

The business of the Company shall be managed and conducted by the Board. In managing the business of the Company, the Board may exercise all such powers of the Company as are not, by the Law or by these Articles, required to be exercised by the Company in general meeting subject, nevertheless, to these Articles, the provisions of the Law and to such directions as may be prescribed by the Company in general meeting.

45.	Powers of the Board of Directors

Without limiting the generality of Article 44, the Board may:
(a)	appoint, suspend, or remove any manager, secretary, clerk, agent, officer or employee of the Company and may fix their remuneration and determine their duties;

(b)	exercise all the powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof, and may issue debentures, debenture stock and other securities whether outright or as security for any debt, liability or obligation of the Company or any third party;

(c)	appoint one or more Directors to the office of managing director or chief executive officer of the Company, who shall, subject to the control of the Board, supervise and administer all of the general business and affairs of the Company;

(d)	appoint a person to act as manager of the Company’s day-to-day business and may entrust to and confer upon such manager such powers and duties as it deems appropriate for the transaction or conduct of such business;

(e)	by power of attorney, appoint any company, firm, person or body of persons, whether nominated directly or indirectly by the Board, to be an attorney of the Company for such purposes and with such powers, authorities and discretions (not exceeding those vested in or exercisable by the Board) and for such period and subject to such conditions as it may think fit and any such power of attorney may contain such provisions for the protection and convenience of persons dealing with any such attorney as the Board may think fit and may also authorise any such attorney to sub-delegate all or any of the powers, authorities and discretions so vested in the attorney. Such attorney may, if so authorised under the seal of the Company, execute any deed or instrument under such attorney’s person seal with the same effect as the affixation of the seal of the Company;

(f)	procure that the Company pays all expenses incurred in promoting and incorporating the Company;

(g)	delegate any of its powers (including the power to sub-delegate) to a committee of one or more persons appointed by the Board and every such committee shall conform to such directions as the Board shall impose on them. Subject to any directions or regulations made by the Directors for this purpose, the meetings and proceedings of any such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Board, including provisions for written resolutions;

(h)	delegate any of its powers (including the power to sub-delegate) to any person on such terms and in such manner as the Board sees fit;

(i)	present any petition and make any application in connection with the liquidation or reorganisation of the Company;

(j)	in connection with the issue of any share, pay such commission and brokerage as may be permitted by law; and

(k)	authorise any company, firm, person or body of persons to act on behalf of the Company for any specific purpose and in connection therewith to execute any agreement, document or instrument on behalf of the Company.
46.	Committees of Directors

46.1	The Directors may, by a resolution of Directors, designate one or more committees, each consisting of one or more Directors.

46.2	Each committee of Directors has such powers and authorities of the Directors, including the power and authority to affix the Seal, as are set forth in the resolution of Directors establishing the committee.

46.3	The meetings and proceedings of each committee of Directors consisting of two or more Directors shall be governed mutatis mutandis by the provisions of these Articles regulating the proceedings of Directors so far as the same are not superseded by any provisions in the resolution establishing the committee

47.	Register of Directors and Officers

47.1	The Board shall cause to be kept in one or more books at the registered office of the Company a Register of Directors and Officers in accordance with the Law and shall enter therein the following particulars with respect to each Director and Officer:
(a)	first name and surname; and

(b)	address.
47.2	The Board shall, within the period of thirty days from the occurrence of:-
(a)	any change among its Directors and Officers; or

(b)	any change in the particulars contained in the Register of Directors and Officers, cause to be entered on the Register of Directors and Officers the particulars of such change and the date on which such change occurred, and shall notify the Registrar of Companies of any such change that takes place.
48.	Officers

The Officers shall consists of such Officers as the Board may determine all of whom shall be deemed to be Officers for the purposes of these Articles. Any number of offices may be held by the same person.

49.	Appointment of Officers

The Company may by resolution of Directors appoint Officers of the Company at such times as shall be considered necessary or expedient.

50.	Duties of Officers

The Officers shall perform such duties as shall be prescribed at the time of their appointment subject to any modification in such duties as may be prescribed thereafter by resolution of Directors or ordinary resolution, but in the absence of any specific allocation of duties it shall be the responsibility of the chairman of the Board to preside at meetings of Directors and Members, the vice chairman to act in the absence of the chairman, the president to manage the day to day affairs of the Company, the vice presidents to act in order of seniority in the absence of the president but otherwise to perform such duties as may be delegated to them by the president, the secretaries to maintain the share register, minute books and records (other than financial records) of the Company and to ensure compliance with all procedural requirements imposed on the Company by applicable law and the treasurer to be responsible for the financial affairs of the Company.

51.	Remuneration of Officers

The Officers shall receive such remuneration as the Board may determine.

52.	Term of Office and Removal of Officers

The Officers of the Company shall hold office until their successors are duly elected and qualified, but any Officer elected or appointed by the Directors may be removed at any time, with or without cause, by resolution of Directors. Any vacancy occurring in any office of the Company may be filled by resolution of Directors.

53.	Conflicts of Interest

53.1	Any Director, or any Director’s firm, partner or any company with whom any Director is associated, may act in any capacity for, be employed by or render services to the Company and such Director or such Director’s firm, partner or company shall be entitled to remuneration as if such Director were not a Director. Nothing herein contained shall authorise a Director or Director’s firm, partner or company to act as Auditor to the Company.

53.2	A Director who is directly or indirectly interested in a contract or proposed contract or arrangement with the Company shall declare the nature of such interest as required by law.

53.3	Following a declaration being made pursuant to this Article, and unless disqualified by the chairman of the relevant Board meeting, a Director may vote in respect of any contract or proposed contract or arrangement in which such Director is interested and may be counted in the quorum for such meeting.

54.	Indemnification and Exculpation of Directors and Officers

54.1	The Directors, Officers and Auditors of the Company and any trustee for the time being acting in relation to any of the affairs of the Company and every former director, officer, auditor or trustee and their respective heirs, executors, administrators, and personal representatives (each of which persons being referred to in this Article as an “indemnified party”) shall be indemnified and secured harmless out of the assets of the Company from and against all actions, costs, charges, losses, damages and expenses which they or any of them shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and no indemnified party shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to the Company shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to the Company shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto, provided that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of the said persons. Each Member agrees to waive any claim or right of action such Member might have, whether individually or by or in the right of the Company, against any Director or Officer on account of any action taken by such Director or Officer, or the failure of such Director or Officer to take any action in the performance of his duties with or for the Company, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty with may attach to such Director or Officer.

54.2	The Company may purchase and maintain insurance for the benefit of any Director or Officer of the Company against any liability incurred by him in his capacity as a Director or Officer of the Company or indemnifying such Director or Officer in respect of any loss arising or liability attaching to him by virtue of any rule of law in respect of any negligence, default, breach of duty or breach of trust of which the Director or Officer may be guilty in relation to the Company or any subsidiary thereof.
MEETINGS OF THE BOARD OF DIRECTORS
55.	Board Meetings

The Board may meet for the transaction of business, adjourn and otherwise regulate its meetings as it sees fit. A resolution put to the vote at a meeting of the Board shall be carried by the affirmative votes of a majority of the votes cast and in the case of an equality of votes the resolution shall fail. Any Director or the secretary of the Company may call a meeting of Directors.

56.	Notice of Board Meetings

A Director may, and the Secretary on the requisition of a Director shall, at any time summon a meeting of the Board. Notice of a meeting of the Board shall be deemed to be duly given to a Director if it is given to such Director verbally (in person or by telephone) or otherwise communicated or sent to such Director by post, cable, telex, telecopier, facsimile, electronic mail or other mode of representing words in a legible form at such Director’s last known address or any other address given by such Director to the Company for this purpose.

A Director shall be given not less than three days notice of meetings of Directors, but a meeting of Directors held without three days notice having been given to all Directors shall be valid if all the Directors entitled to vote at the meeting who do not attend, waive notice of the meeting. The inadvertent failure to give notice of a meeting to a Director, or the fact that a Director has not received the notice, does not invalidate the meeting.

57.	Participation in Meetings by Telephone or Other Electronic Means

Directors may participate in any meeting of the Board by means of such telephone, electronic or other communication facilities as permit all persons participating in the meeting to communicate with each other simultaneously and instantaneously, and participation in such a meeting shall constitute presence in person at such meeting.

58.	Quorum at Board Meetings

The quorum necessary for the transaction of business at a meeting of Directors shall be a majority of the Directors including at least one of which shall be a Director nominated by the holders of the Series A Shares.

59.	Board to Continue in the Event of Vacancy

The Board may act notwithstanding any vacancy in its number.

60.	Sole Director

If the Company shall have only one Director the provisions herein contained for meetings of the Directors shall not apply but such sole Director shall have full power to represent and act for the Company in all matters as are not by the Law or the Memorandum or these Articles required to be exercised by the Members of the Company and in lieu of minutes of a meeting shall record in writing and sign a note or memorandum (or adopt a resolution in writing) concerning all matters requiring a resolution of Directors and such note, memorandum or resolution in writing shall be kept in the minute book. Such a note, memorandum or resolution in writing shall constitute sufficient evidence of such resolution for all purposes.

61.	Chairman to Preside

At every meeting of the Directors the chairman of the Board shall preside as chairman of the meeting. If there is not a chairman of the Board or if the chairman of the Board is not present at the meeting the vice chairman of the Board shall preside. If there is no vice chairman of the Board or if the vice chairman of the Board is not present at the meeting the Directors present shall choose some one of their number to be chairman of the meeting.

62.	Written Resolutions

62.1	Anything which may be done by resolution of the Directors may, without a meeting and without any previous notice being required, be done by resolution in writing signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors.

62.2	A resolution in writing may be signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, all the Directors in as many counterparts as may be necessary.

62.3	A resolution in writing made in accordance with this Article is as valid as if it had been passed by the Directors in a directors’ meeting, and any reference in any Article to a meeting at which a resolution is passed or to Directors voting in favour of a resolution shall be construed accordingly.

62.4	A resolution in writing made in accordance with this Article shall constitute minutes for the purposes of the Law.

62.5	For the purposes of this Article, the date of the resolution is the date when the resolution is signed by, or in the case of a Director that is a corporation whether or not a company within the meaning of the Law, on behalf of, the last Director to sign (or Alternate Director to sign if so authorised under Article 39.6), and any reference in any Article to the date of passing of a resolution is, in relation to a resolution made in accordance with this Article, a reference to such date.

63.	Validity of Prior Acts of the Board

No regulation or alteration to these Articles made by the Company in general meeting shall invalidate any prior act of the Board which would have been valid if that regulation or alteration had not been made.
CORPORATE RECORDS
64.	Minutes

The Board shall cause minutes to be duly entered in books provided for the purpose:
(a)	of all elections and appointments of Officers;

(b)	of the names of the Directors present at each meeting of the Board and of any committee appointed by the Board; and

(c)	of all resolutions and proceedings of general meetings of the Members, meetings of the Board, meetings of managers and meetings of committees appointed by the Board.
65.	Register of Mortgages and Charges

65.1	The Directors shall cause to be kept the Register of Mortgages and Charges required by the Law.

65.2	The Register of Mortgages and Charges shall be open to inspection in accordance with the Law, at the office of the Company on every business day in the Cayman Islands, subject to such reasonable restrictions as the Board may impose, so that not less than two hours in each such business day be allowed for inspection.

66.	Form and Use of Seal

66.1	The Seal shall only be used by the authority of the Directors or of a committee of the Directors authorised by the Directors in that behalf; and, until otherwise determined by the Directors, the Seal shall be affixed in the presence of a Director or the Secretary or an assistant secretary or some other person authorised for this purpose by the Directors or the committee of Directors.

66.2	Notwithstanding the foregoing, the Seal may without further authority be affixed by way of authentication to any document required to be filed with the Registrar of Companies in the Cayman Islands, and may be so affixed by any Director, Secretary or assistant secretary of the Company or any other person or institution having authority to file the document as aforesaid.

66.3	The Company may have one or more duplicate Seals, as permitted by the Law; and, if the Directors think fit, a duplicate Seal may bear on its face of the name of the country, territory, district or place where it is to be issued.
ACCOUNTS
67.	Books of Account

67.1	The Board shall cause to be kept proper records of account with respect to all transactions of the Company and in particular with respect to:
(a)	all sums of money received and expended by the Company and the matters in respect of which the receipt and expenditure relates;

(b)	all sales and purchases of goods by the Company; and

(c)	all assets and liabilities of the Company.
67.2	Such records of account shall be kept and proper books of account shall not be deemed to be kept with respect to the matters aforesaid if there are not kept, at such place as the Board thinks fit, such books as are necessary to give a true and fair view of the state of the Company’s affairs and to explain its transactions.

67.3	The directors shall unless such requirement be waived by all the Members cause to be made out and shall serve on the Members or lay before a meeting of Members at some date not later than eighteen months after the incorporation of the Company and subsequently once at least in every calendar year a profit and loss account for a period in the case of the first account since the incorporation of the Company and in any other case, since the preceding account, made to a date not earlier than the date of the notice by more than twelve months, and a balance sheet as at the date to which the profit and loss account is made up. The Company’s profit and loss account and balance sheet shall be drawn up so as to give respectively a true and fair view of the profit or loss of the Company for that financial period, and a true and fair view of the state of affairs of the Company as at the end of that financial period.

67.4	A copy of such profit and loss account and balance sheet shall be served on every Member in the manner and with similar notice to that prescribed herein for calling a meeting of Members or upon such shorter notice as the Members may agree to accept.

67.5	The Company may by a resolution of Directors include in the computation of surplus for any purpose the unrealised appreciation of the assets of the Company, and, in the absence of fraud, the decision of the directors as to the value of the assets is conclusive, unless a question of law is involved.
68.	Financial Year End

The financial year end of the Company shall be 31st December in each year but, subject to any direction of the Company in general meeting, the Board may from time to time prescribe some other period to be the financial year, provided that the Board may not without the sanction of an ordinary resolution prescribe or allow any financial year longer than eighteen months.
AUDITS
69.	Appointment of Auditors

69.1	The Company may by ordinary resolution call for the accounts to be examined by Auditors.

69.2	The first Auditors shall be appointed by resolution of Directors; subsequent Auditors shall be appointed by an ordinary resolution.

69.3	The Auditors may be Members of the Company but no director or other Officer shall be eligible to be an Auditor of the Company during his continuance in office.

70.	Remuneration of Auditors

The remuneration of the Auditors of the Company:
(a)	in the case of Auditors appointed by the directors, may be fixed by resolution of Directors; and

(b)	subject to the foregoing, shall be fixed by ordinary resolution or in such manner as the Company may by ordinary resolution determine.
71.	Duties of Auditor

71.1	The Auditors shall examine each profit and loss account and balance sheet required to be served on every Member of the Company or laid before a meeting of the Members of the Company and shall state in a written report whether or not:
(a)	in their opinion the profit and loss account and balance sheet give a true and fair view respectively of the profit and loss for the period covered by the accounts, and of the state of affairs of the Company at the end of that period; and

(b)	all the information and explanations required by the Auditors have been obtained.
71.2	The report of the Auditors shall be annexed to the accounts and shall be read at the meeting of Members at which the accounts are laid before the Company or shall be served on the Members.

72.	Access to Records

72.1	The Auditor shall at all reasonable times have access to the Company’s books, accounts and vouchers and shall be entitled to require from the Company’s Directors and Officers such information and explanations as the Auditor thinks necessary for the performance of the Auditor’s duties and, if the Auditor fails to obtain all the information and explanations which, to the best of his knowledge and belief, are necessary for the purposes of their audit, he shall state that fact in his report to the Members.

72.2	The Auditor shall be entitled to attend any general meeting at which any financial statements which have been examined or reported on by him are to be laid before the Company and to make any statement or explanation he may desire with respect to the financial statements.
VOLUNTARY WINDING-UP AND DISSOLUTION
73.	Winding-Up

73.1	The Company may be voluntarily wound up by a special resolution of the Members but if the Company has never issued shares it may voluntarily commence to wind up and dissolve by resolution of Directors.

73.2	If the Company shall be wound up the liquidator may, with the sanction of a special resolution, divide amongst the Members in specie or in kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not) and may, for such purpose, set such value as he deems fair upon any property to be divided as aforesaid and may determine how such division shall be carried out as between the Members or different classes of Members. The liquidator may, with the like sanction, vest the whole or any part of such assets in the trustees upon such trusts for the benefit of the Members as the liquidator shall think fit, but so that no Member shall be compelled to accept any shares or other securities or assets whereon there is any liability.

CHANGES TO CONSTITUTION
74.	Changes to Articles

Subject to the Law and to the conditions contained in its Memorandum and Articles of Association, the Company may, by special resolution, alter or add to its Articles.

75.	Changes to the Memorandum of Association

Subject to the Law and compliance with its Memorandum and Articles of Association, the Company may from time to time by special resolution alter its Memorandum of Association with respect to any objects, powers or other matters specified therein.

76.	Discontinuance

The Board may exercise all the powers of the Company to transfer by way of continuation the Company to a named country or jurisdiction outside the Cayman Islands pursuant to the Law.